HEMPTOWN SECURES $1.4 MILLION FUNDING (USD)

ADVANCED TRIALS OF BIOTECH FIBER PRODUCT BEGIN

Vancouver, September 27, 2005 /Newswire/ -- Hemptown Clothing Inc. (NASD OTCBB: HPTWF), a leading provider of environmentally responsible natural fibers and bio-technical eco-textile research, announced today the acquisition of USD $1.4 Million of equity financing.

$1.3 million will be put into Hemptown's subsidiary Crailar Fiber Technologies Inc., and will be used to begin trials on its advanced natural fiber "Crailar(TM)".

The remainder of the funds will be put into general operations and marketing at the parent company, Hemptown Clothing Inc.

In 2004 the Company secured a collaboration agreement with the National Research Council of Canada (NRC) to expand its research with a biotech development of an enzyme that would unlock the economic potential of industrial hemp fiber as a cost competitive alternative to cotton. The name of this technology is called "Crailar(TM)".

Crailar is being developed as an advanced, organic, eco friendly natural fiber, capable of a multitude of commercial applications due to its strength, softness and flexibility. The Company has begun working on licensing agreements to bring the new fabrics to market through a select number of top level manufacturing firms.

Jerry Kroll, CEO of Hemptown, commented, "We have produced some very exciting results in the laboratory recently, and will now produce larger amounts of Crailar fiber which will be tested as spun fiber for textiles, as well as shorter fiber for use in advanced natural composite materials. It is now possible for us to run these pilot plant quantities of Crailar for these tests, and potentially even some low volume production runs in Canada and elsewhere to begin cashflow on fiber. This will allow our Crailar customer prospects to begin slowly introducing the fiber into their product mixes, and then purchase ongoing quantities from our licensees or our own Crailar production facilities."

About Hemptown

Hemptown Clothing Inc. is a bio-technology fiber producer; involved in ongoing research and development of quality and conservation-based textile bio-technology, working vertically to enhance its products and the benefits they provide to crop farmers, consumers and the environment. The Company continues to be the world's largest hemp T-shirt manufacturer and sells a line of hemp/cotton activewear: T-shirts, sweatshirts and ball caps to wholesalers, retailers and consumers.

Please visit www.hemptown.com

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.

SOURCE: HEMPTOWN CLOTHING INC.

Information:

Patrick Smyth

Tel: 604-255-5005 or 1-866-HEMPTOWN

patrick@hemptown.com